Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

China SXT Pharmaceuticals, Inc.:

We consent to the inclusion in the foregoing Registration Statement of China SXT Pharmaceuticals, Inc. and its subsidiaries (collectively the “Company”) on Amendment No. 4 to Form F-1 of our report dated on December 4th, 2017, except for Notes 1 and 13, which are dated on March 6, 2018, relating to our audits of the accompanying consolidated balance sheets of China SXT Pharmaceuticals, Inc. and its subsidiaries as of March 31, 2017 and March 31, 2016, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the years ended March 31, 2017 and March 31, 2016.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ ZH CPA LLP

Vancouver, Canada

April 20, 2018